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                                                                    Exhibit 10.6

                  INTELLECTUAL PROPERTY CONTRIBUTION AGREEMENT

     This AGREEMENT ("IP AGREEMENT") dated as of September 30, 2005 is between Visteon Corporation, a Delaware corporation ("VISTEON"), Visteon Global Technologies, Inc., a Michigan Corporation ("VGTI"), Automotive Components Holdings, Inc. f/k/a VFH Holdings, Inc., a Delaware corporation, and Automotive Components Holdings, LLC f/k/a VFH Holdings, LLC, a Delaware limited liability company (the "COMPANY"), a wholly-owned subsidiary of Automotive Components Holding, Inc.

                                   WITNESSETH:

     WHEREAS, Ford Motor Company, a Delaware corporation ("FORD") and Visteon are parties to a Master Agreement (the "MASTER AGREEMENT") dated as of September 12, 2005 pursuant to which, among other things, Visteon has agreed to enter into a Contribution Agreement (the "CONTRIBUTION AGREEMENT") with Automotive Components Holdings, Inc., whereby, among other things, and subject to the terms and conditions set forth therein, Visteon has agreed to contribute (or cause to be contributed) to the Company (or one or more Subsidiaries of the Company) certain intellectual property assets related to the Business as defined therein; and

     WHEREAS, Visteon, VGTI, Automotive Components Holdings, Inc. and the Company have agreed to enter into this IP Agreement setting forth the intellectual property assets to be contributed to the Company and associated rights and limitations thereof.

     NOW THEREFORE, in consideration of the above premises and the mutual covenants herein contained, and for other good and valuable consideration given by each party hereto to the other, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, for themselves, their successors and permitted assigns, intending to be legally bound, agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

Section 1.01. Definitions. (a) Capitalized terms used but otherwise not defined herein shall have the meanings as assigned to them in the Contribution Agreement.

     (b) The following terms, as used herein, have the following meanings:

     "Company Only Products and Technologies" means the following products and technologies manufactured only by the Company as of the Closing Date, for manufacture and sale to any customer, including any improvements or developments for currently produced products or those in the current cycle plan for Plants which have passed the Visteon CDP Gate 2 (or equivalent) approval, except that any such improvements or developments 1) that are subject to pre-existing contractual obligations that prevent transfer to Company are not to be included or 2) that are subject to a joint development


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agreement with non-Ford OEM's, or other suppliers, subject to mutual agreement of inclusion, or exclusion, between the parties: Driveshafts, Catalytic Converters, Body Stampings, Stabilizer Bars, Steering Columns, RV Steering Gears, Steering Pumps, Seat Foam, Wiper Motors, Glass.

     "Copyrights" mean (i) any copyright in any original works of authorship in technology fixed in any tangible medium of expression as set forth in 17 U.S.C.
Section 101 et. seq., whether registered or unregistered, including any applications for registration thereof, (ii) any corresponding foreign copyrights under the laws of any jurisdiction, in each case, whether registered or unregistered, and any applications for registration thereof, and (iii) Common Law or moral rights under the laws of any jurisdiction.

     "Core Shared Products and Technologies" means Shared Products and Technologies for any of the following products or technologies: HVAC Air Handling Systems, HVAC Manual Controls, Heater Cores, Radiators, Cooling Modules
(FEM), Headlamps, Rear Lamps, Cockpit Modules, Instrument Panels, Consoles, Door Panels/Trim, Glove Box, Sys/Finish Panel/Defroster Grilles, Air Induction Systems.

     "Derivative Work" means a work of authorship based on one or more preexisting works, including, without limitation, a translation, condensation, transformation, expansion or adaptation, which, if prepared without authorization of the owner of the copyright of such preexisting work, would constitute a copyright infringement. The term "Derivative Work" does not include the preexisting work upon which the Derivative Work is based.

     "Engineering Design Tools" means product specific tools or data (software or hardcopy) specifically designed or utilized to design, model, simulate, or visualize the product or process used to make the product including all supporting documentation for such tools. Examples may include: CAD, CAE, CAM, Knowledge Based Engineering applications and Engineering Design Manuals or Check Lists. Specifically excluded from this definition are standard computer design tools and software which are covered under the Software License and Contribution Agreement. All of the Engineering Design Tools listed in any Attachment to an Appendix are subject to the terms of any preexisting contracts. Such Engineering Design Tools are provided on an "as-is" basis, without any commitments by either party that maintenance or any other support will be provided in the future.

     "Invention Disclosure" means a disclosure of an invention which (i) is written for the purpose of recording the conception or reduction to practice of an invention, and (ii) is maintained with a control number in the owning party's records.

     "Joint Venture Company" means a company in which Visteon or one or more of its Subsidiaries or Affiliates owns or controls, directly or indirectly, more than 33% of the voting shares or other equity interest.


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     "Mask Work Rights" means (i) any rights in mask works as defined in 17
U.S.C. Section 901, whether registered or unregistered, including applications for registration thereof, and (ii) any foreign rights in semiconductor topologies under the laws of any jurisdiction, whether registered or unregistered, including applications for registration thereof.

     "Non-Core Shared Products and Technologies" means Shared Products and Technologies for any of the following products or technologies: Axles, Power Take-off Unit (PTU), Manual Steering Gears, HPAS Steering Gears, Ignition Systems, Air Charging Assemblies, Throttle Bodies, Fuel Charge Assemblies, Fuel Injectors, Air/Fuel Charging Assemblies, Integrated Air/Fuel Modules, Fuel Pumps.

     "Non-Patented Product Design IP and Manufacturing IP" means all (1) research, product designs, technological models, algorithms, manufacturing processes, design processes, behavioral models, logic diagrams, schematics, test vectors, know-how, computer and electronic data processing and other apparatus programs and software (object code and source code), optical, hydraulic and fluidic apparatus and processes, chemical processing, databases and documentation thereof, technical information, data, specifications, drawings, records, documentation, mask works, Invention Disclosures, works of authorship or other creative works, or websites, all of which exist at the Closing Date, and (2) Trade Secrets, Mask Work Rights, and Copyrights, related to those items described in (1) above and which exist at the Closing Date, for which Visteon has the right to assign or to grant licenses, including those stated in the Appendices hereof. Such Non-Patented Intellectual Property is provided on an "as-is" basis, without any commitments by either party that maintenance or any other support will be provided in the future.

     "Patents" means those worldwide patents (including patents of importation, patents of confirmation, patents of improvement, patents and certificates of addition and utility model patents, as well as divisions, reissues, continuations, continuations-in-part, reexamination certificates, renewals and extensions of any of the foregoing), pending patent applications, Invention Disclosures submitted prior to the Closing Date and patent applications based thereon and patents which may issue from such applications after the Closing Date for which Visteon has the right to assign or to grant licenses and which are identified in the Appendices hereof.

     "Region" means any one country of a group in North America, South America, Europe, Africa and Asia Pacific (including but not limited to China, Korea, Japan, Viet Nam, Australia and India).

     "Shared Products and Technologies" means products made at both Visteon and Plants as of the Closing Date, for manufacture and sale to any customer, including any improvements or developments for currently produced products or those in the current cycle plan for Plants which have passed the Visteon CDP Gate 2 (or equivalent) approval, except that any such improvements or developments 1) that are subject to pre-existing contractual obligations that prevent transfer to Company or one of its Affiliates


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or Subsidiaries are not to be included or 2) that are subject to a joint development agreement with non-Ford OEM's, or other suppliers, subject to mutual agreement of inclusion, or exclusion, between the parties.

     "Trademarks" means trademarks, service marks and trade names.

     "Trade Secrets" means business and technical methods, processes, information, compilations and know-how that are not publicly known and which give the owner a competitive advantage in its business. Such Trade Secrets are provided on an "as-is" basis, without any commitments by either party that maintenance or any other support will be provided in the future.

                                    ARTICLE 2
                                  CONTRIBUTION

     Section 2.01. Contribution. Visteon and VGTI hereby transfer and deliver, or cause to be transferred and delivered, to the Company (or one or more Subsidiaries of the Company formed pursuant to the Contribution Agreement as the Company may designate prior to the Closing) at the Closing the Licensed Intellectual Property Rights and Owned Intellectual Property Rights as set forth in the Appendices attached hereto, subject to the rights and limitations set forth therein, as a capital contribution, free and clear of all Liens, other than Permitted Liens.

     Section 2.02. Visteon and VGTI hereby transfer and contribute to the capital of the Company their entire right, title, and interest in and to any and all causes of action and rights of recovery for past infringement of the Licensed Intellectual Property Rights and Owned Intellectual Property Rights assigned to the Company in Section 2.01 above.

     Section 2.03. The transfers provided in this Article 2 are subject to existing and contingent obligations Visteon and VGTI may have under contracts with third parties. As soon as practicable after execution of the Contribution Agreement, Visteon, VGTI and the Company will review and take action using commercially reasonable efforts consistent with Section 2.05 of the Contribution Agreement to modify those contracts which are affected by the transfers provided in this Article 2, and take such actions as are necessary to reflect Company ownership, including transfer to the Company of the right to receive royalty payments where required.

     Section 2.04. Upon request by the Company, all documents and papers shall be executed, and all commercially reasonable assistance shall be furnished by Visteon and VGTI to enable the Company to obtain and perfect any and all rights assigned to the Company in Section 2.01 above. Such assistance shall include, but not be limited to, assistance needed to: (1) establish in the Company title to Engineering Design Tools, Non-Patented Intellectual Property, Patents and Trademarks; (2) enable the Company to apply for United States and foreign patents; (3) enable the Company to apply for United States and foreign copyright registrations; (4) enable the Company to apply for United States and


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foreign Trademark registrations; (5) enable the Company to prosecute, protect, and enforce any rights assigned herein; and (6) enable the Company to grant appropriate warranties of ownership when it licenses the subject matter transferred herein to third parties.

     Section 2.05. It is acknowledged by the parties that Visteon acquires rights in intellectual property from third parties through its purchase orders and other contracts that may include sublicense rights that are extendable to others. In the event the Company is confronted with infringement claims by third parties that could be offset or settled by the grant of a sublicense or extension of other rights or protections from Visteon, Visteon agrees to grant such sublicenses, rights or protections under terms that are agreeable to the parties. To the extent allowable under such contracts and provided there is no adverse effect to Visteon, Visteon shall sublicense any such rights to the Company at a commercially reasonable rate established during good faith negotiations. This agreement to sublicense is non-transferable upon the sale of the business to a third party unless such third party is Ford Motor Company or its Affiliates (including Mazda).

     Section 2.06. Notwithstanding the definitions used in Article 1 herein, each party and its Affiliates have the right to retain and use documents and things that describe or contain any Non-Patented Intellectual Property of the other party or Affiliate that it rightfully has in its possession after the Closing Date, provided that such copies and things shall be subject to the rights and limitations as specified in the Appendices attached hereto and the confidentiality obligations of Article 5 herein.

     Section 2.07. Implied Licenses for Purchased Parts. Visteon and VGTI agree to not assert against the Company or a customer of the Company any intellectual property right owned by Visteon or VGTI for the manufacture, use or sale of products covered by such intellectual property right, provided that such products are used in systems or assemblies manufactured by or for the Company (pursuant to the rights and limitations of this IP Agreement) and are purchased from the then current Visteon suppliers used by Visteon to supply such products for such systems or assemblies. Visteon shall provide reasonable notice to the Company of any change in supplier of such products. The Company shall have a commercially reasonable period in which to change to the newly selected Visteon supplier.

                                    ARTICLE 3
                                  CONSIDERATION

     Section 3.01. Consideration. The contributions made herein to the Company are made by Visteon and VGTI pursuant to the obligations under the Contribution Agreement and in consideration set forth therein.



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                                    ARTICLE 4
                          REPRESENTATION AND WARRANTIES

     Section 4.01. Representations and Warranties. The parties agree that all representations and warranties relating to matters contemplated herein are set forth in the Contribution Agreement.

                                    ARTICLE 5
                                 CONFIDENTIALITY

     Section 5.01. Confidentiality. Visteon, VGTI and the Company each agree to hold in confidence, and to use only as permitted by the licenses granted by this Agreement, all Non-Patented Intellectual Property, Engineering Design Tools and other information designated by the disclosing party in writing or by appropriate stamp or legend as "CONFIDENTIAL" or some similar marking of like importance, or where the nature of the information is such that a reasonable person who deals with such information would believe that a party intends or is obligated to maintain it as confidential (hereinafter "Confidential Information"). The receiving party agrees to use the same degree of care, but no less than a reasonable degree of care, to prevent the unauthorized use and disclosure of the Confidential Information to third parties, specifically including Ford Motor Company, as it uses to protect its own confidential information of like importance. Except as specified below, the obligations of this Section 5.01 shall terminate on December 31, 2009, after which the party having received the Confidential Information shall limit further disclosure in the same manner as that party protects its own confidential information of like importance.

     Section 5.02. Notwithstanding any other provision of this Agreement, the obligations of restricted disclosure and use specified herein will not apply to Confidential Information which:

(a) is available as of the Closing Date or later becomes available to the public without breach of this Agreement; or

(b) is authorized for release in writing by the disclosing party prior to the applicable disclosure; or

(c) is lawfully obtained from a third party or parties without a duty of confidentiality; or

(d) is disclosed to a third party by the disclosing party without a similar duty of confidentiality; or

(e) is at any time developed by the receiving party independently of any related disclosure(s) from the disclosing party.

     Section 5.03. With regard to any Confidential Information disclosed pursuant to this Agreement, the receiving party shall not be liable for unauthorized disclosure of such Confidential Information pursuant to judicial action or governmental regulations or requirements, provided that the receiving party notifies the disclosing party of the need for such disclosure within a reasonable period of time before such disclosure is required.


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     Section 5.04. Notwithstanding any other provisions of this Article 5, and provided it is not otherwise restricted under this Agreement, disclosure of Confidential Information by a licensed party under this Agreement to a third party will be permitted only to the extent necessary to carry out the license grants herein, and only after such third party agrees to adhere to confidentiality provisions at least as restrictive as those adhered to by the receiving party under this Agreement and to use such Confidential Information only to provide products to, or purchase products from, the receiving party herein.

     Section 5.05. With respect to Confidential Information that includes software of the type embedded in a product or associated tools, disclosure by a receiving party under this Agreement to a third party will be permitted only to the extent necessary to carry out the license grants herein, and further provided that such third party agrees to: protect such software for a period of at least five (5) years from date of disclosure; use such software only to provide products to, or design, test and manufacture products for, or purchase products from, the licensed party herein; and limit access to its employees having a need to use such software to provide products to, or design, test and manufacture products for, or purchase products from, the licensed party herein.

                                    ARTICLE 6
                                     NOTICE

     Section 6.01. Notice. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by telecopy with answer back, by express or overnight mail delivered by a nationally recognized air courier (delivery charges prepaid), by registered or certified mail (postage prepaid, return receipt requested) or by e-mail with receipt confirmed by return e-mail to the respective parties as follows:

if to the Company:

     Ford Motor Company
     Office of the Secretary
     One American Road
     11th Floor World Headquarters
     Dearborn, Michigan 48126
     Facsimile No.: (313) 248-8713
     E-mail: psherry@ford.com

with a copy to:

     FORD Global Technologies, Inc.
     One Parklane Blvd. Suite 600 East
     Dearborn, Michigan 48126
     Attention: President and CEO
     Telecopy: (313) 322 7162
     E-mail: wcoughli@ford.com



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if to Visteon or VGTI:

     VISTEON Global Technologies, Inc.
     One Village Center Drive
     Van Buren Township, Michigan 48111
     Attention: Chief Intellectual Property Counsel
     Telecopy: (734) 736-5560
     E-mail: sconfer@visteon.com

or to such other address as the Party to whom notice is given may have previously furnished to the other in writing in the manner set forth above. Any notice or communication delivered in person shall be deemed effective on delivery. Any notice or communication sent by e-mail, telecopy or by air courier shall be deemed effective on the first Business Day following the day on which such notice or communication was sent (provided that a confirming copy is dispatched by regular mail on the same date as such e-mail or telecopy communication is sent). Any notice or communication sent by registered or certified mail shall be deemed effective on the fifth Business Day following the day on which such notice or communication was mailed. As used in this Section 6.01, "Business Day" means any day other than a Saturday, a Sunday, Nationally Observed holiday or a jointly observed Company/Visteon holiday.

                                    ARTICLE 7
                                  MISCELLANEOUS

     Section 7.01. Obligation to Disclose Technology. Visteon and VGTI each agree to put forth a good faith effort to deliver copies of documents and information requested by the Company as part of the Engineering Design Tools and Non-Patented Intellectual Property and to give full enabling effect to the licenses granted hereunder, provided that the Company agrees to pay for the reasonable administrative costs for copying and delivering the requested copies of documents and information. The foregoing obligation to copy and deliver the requested documents and information shall terminate for any requests communicated after April 1, 2006.

     Section 7.02. Inadvertent Omissions: Visteon and VGTI have used good faith efforts to identify all Licensed Intellectual Property Rights and Owned Intellectual Property Rights to be transferred to the Company as required by the Contribution Agreement. To the extent any Licensed Intellectual Property Rights and Owned Intellectual Property Rights are discovered or identified at any time before or after the Closing Date which had they been discovered or identified prior to the date hereof would


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have been transferred to Company at Closing pursuant to the Contribution
Agreement but are still in Visteon's or any of Visteon's Affiliates' possession, Visteon shall immediately transfer and promptly deliver them (or cause them to be delivered) to the Company or the appropriate Subsidiary of the Company according to the appropriate grant in the Appendices attached hereto.

To Visteon's knowledge, the appendices and attachments hereto include all Licensed Intellectual Property Rights and Owned Intellectual Property Rights existing as of June 15, 2005 to be contributed to the Company. The parties agree that within 30 days after Closing, they will cooperate and identify all other Licensed Intellectual Property Rights and Owned Intellectual Property Rights to be contributed to the Company pursuant to this Agreement that are conceived, created, developed, or identified for contribution between June 15, 2005 and Closing. The parties agree that such Licensed Intellectual Property Rights and Owned Intellectual Property Rights will be added to the appropriate appendix herein. In the event that new circumstances exist at Closing that affect the original disposition of an asset pursuant to this Agreement, the parties will meet and mutually agree to the correct disposition of such asset.

     Section 7.03. Defensive Protection Measures. For a period of five (5) years from the Closing Date, the parties shall cooperate reasonably and in good faith, to the extent consistent with each party's own business objectives and agreements with third parties, in the event that either party is involved in technology litigation or other controversies in which it would be helped in some way by the other party's relevant knowledge. Such cooperation may include, by way of example, cooperation with respect to knowledge of prior art. This agreement to cooperate is non-transferable upon the sale of the business to a third party unless such third party is Ford Motor Company or its Affiliates (including Mazda).

     Section 7.04. Transferability. (A) To the extent permitted in this IP Agreement or in the Appendices attached hereto, the Company's obligations and limitations set forth therein may be transferred to third parties, provided however, that such third parties must agree to assume, in writing, all of the Company's obligations as stated therein.

     (B) Either party may source a product produced at a facility under the licenses granted herein to additional facilities in accordance with the terms of this Agreement. The Licensed Intellectual Property Rights and Owned Intellectual Property Rights granted herein that are necessary for the manufacture and sale of such product shall be transferable, if allowed hereunder, to a purchaser of each such facility but only if each such facility to be transferred to a purchaser produces or is sourced to produce, through an executed, commercial sourcing agreement, at least 35% of the total volume per period of such product manufactured by the selling party at the time of the first sale of any such facility producing such product. In the event that such production or sourcing at such facility is less than 35% of the total volume of such product at the time of sale, then such Licensed Intellectual Property Rights and Owned Intellectual Property Rights are not transferable, except to Ford, without the consent of the other party. Considerations for consent include, but are not limited to, changes in industry volume, major technology


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shifts affecting the particular products and other commercial considerations relevant at the time.

     (C) Notwithstanding anything to the contrary in the Appendices attached hereto, any licenses granted herein by VGTI to Company shall be sublicensable by Company as follows: provided that Company does not itself manufacture products or perform services covered by a license grant but is wholly owned by an entity that 1) manufactures products or performs services covered by a license grant, then Company shall be entitled to grant a sublicense to such entity or its Subsidiary on identical terms as provided herein except that such sublicensee shall not have any right to grant a further sublicense under any conditions. In the event that Company does not itself manufacture products or perform services covered by a license grant but has another Subsidiary of which it controls a majority interest that does manufacture products or perform services covered by a license grant, Visteon agrees to negotiate in good faith the grant of a sublicense by the Company to such Subsidiary, except that such sublicensee shall not have any right to grant a further sublicense under any conditions.

     Section 7.05. Assignability. Except to the extent expressly prohibited by this IP Agreement, either party may, directly or indirectly, in whole or in part, whether by operation of law or otherwise, assign or transfer this Agreement, without the other party's prior written consent. Without limiting the foregoing, this IP Agreement will be binding upon and inure to the benefit of the parties and their permitted successors and assigns.

     Section 7.06. Other Terms. All other terms and conditions of the Contribution Agreement, to the extent they do not conflict with the terms and conditions of this IP Agreement, are incorporated into this IP Agreement. In the event of a conflict of terms, the terms of this IP Agreement shall control.

     Section 7.07. Counterparts. This IP Agreement may be executed in two or more counterparts, all of which, taken together, shall be considered to be one and the same instrument.


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                                    ARTICLE 8
                              TERM AND TERMINATION

     Section 8.01. This Agreement will terminate upon the expiration date of the last-to-expire of the intellectual property rights that are the subject of
Section 2.01 above.

     Section 8.02. Either party may terminate this Agreement upon ninety (90) days written notice to the other for failure to fulfill any obligations hereunder; provided, however, if during the ninety (90) day period such obligations have been fulfilled, this Agreement shall continue in full force and effect as it would have done had such notice not been given.

     WHEREFORE, the parties have signed this Intellectual Property Contribution Agreement.

VISTEON CORPORATION                     VISTEON GLOBAL TECHNOLOGIES, INC.


By: /s/ James F. Palmer                 By: /s/ James F. Palmer
    ---------------------------------       ------------------------------------
Name:   James F. Palmer                 Name:   James F. Palmer
      -------------------------------         ----------------------------------
Title:  Executive Vice President and    Title:  Vice President
        Chief Financial Officer                ---------------------------------
       ------------------------------

AUTOMOTIVE COMPONENTS HOLDINGS, LLC     AUTOMOTIVE COMPONENTS HOLDINGS, INC.


By: /s/ James F. Palmer                 By: /s/ James F. Palmer
    ---------------------------------       ------------------------------------
Name:   James F. Palmer                 Name:   James F. Palmer
      -------------------------------         ----------------------------------
Title:  President                       Title:  President
       ------------------------------          ---------------------------------


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